WOODSIDE CAPITAL PARTNERS V, LLC
WOODSIDE CAPITAL PARTNERS V QP, LLC
25 Mall Road
Burlington, MA 01803

November 3, 2008
National Investment Managers Inc.
485 Metro Place South, Suite 275
Dublin, OH 43017
Attn: Steven J. Ross, Chief Executive Officer

Re:	Securities Purchase and Loan Agreement

Ladies and Gentlemen:

We refer to (a) that certain Securities Purchase and Loan Agreement, dated as of November 30, 2007 (as amended, modified, or supplemented from time to time, the “Securities Purchase Agreement”), by and among Woodside Capital Partners IV, LLC (“Woodisde IV”), Woodside Capital Partners IV QP, LLC (“Woodisde IV QP”), Woodside Capital Partners V, LLC, as assignee of Woodlands Commercial Bank (f/k/a Lehman Brothers Commercial Bank) (“Woodside V”), Woodside Capital Partners V QP, LLC, as assignee of Woodlands Commercial Bank (f/k/a Lehman Brothers Commercial Bank) (“Woodside V QP”, and together with Woodside V, the “Assignees”) (Woodside IV, Woodside IV QP, Woodside V and Woodside V QP are collectively referred to herein as the “Holders”), Woodside Agency Services, LLC, as Collateral Agent, and National Investment Managers Inc. (the “Company”); (b) that certain Fee Agreement, dated as of November 30, 2007 (the “Fee Agreement”) among the Company and the Holders; (c) that certain Contingent Interest Payment Agreement, dated as of November 30, 2007 (the “CIP Agreement”) among the Company and the Holders; and (d) those certain Warrants (evidenced by Warrant Certificate Numbers WC-3, WC-6 and WC-9) issued to Woodlands Commercial Bank (f/k/a Lehman Brothers Commercial Bank) (“Woodlands”) on November 30, 2007 and subsequently assigned by Woodlands to the Assignees and reissued as Warrant Certificate Numbers WC-10, WC-11, WC-12, WC-13, WC-14 and WC-15 (the “Assigned Warrants”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Securities Purchase Agreement.

Notwithstanding anything contained in the Securities Purchase Agreement, the Fee Agreement, the CIP Agreement, the Assigned Warrants or any other Financing Agreement to the contrary, in the event that a Capital Transaction is consummated on or prior to May 4, 2009, each Assignee hereby agrees that it shall (a) surrender each of the Assigned Warrants held by it to the Company for cancellation and (b) forfeit its right to receive its portion of the CIP Amount (as defined in the CIP Agreement) assigned to it by Woodlands and the Fee Amount (as defined in the Fee Agreement) assigned to it by Woodlands. For the avoidance of doubt, the provisions of this paragraph shall only apply to the Assigned Warrants and the portion of the CIP Amount and Fee Amount assigned to the Assignees by Woodlands and shall not apply to any other Warrants issued to any Holder or any other portion of the CIP Amount and Fee Amount owing to any Holder.

Any notice pursuant to this Agreement to the Company or any Assignee shall be in writing and shall be deemed to have been duly given (a) if mailed by certified or registered mail, postage prepaid, return receipt requested, when received, (b) if by facsimile transmission, when electronic confirmation of receipt is received, and (c) if by overnight courier, when receipted for, in each case when addressed to them at their respective addresses set forth above (or such other address as any of them may designate by written notice to the others, in accordance herewith).

THE COMPANY HEREBY AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS IN AND OF THE COMMONWEALTH OF MASSACHUSETTS OVER ANY SUIT, ACTION OR PROCEEDING EXISTING UNDER OR RELATING TO THIS LETTER AGREEMENT, AND CONSENTS THAT SERVICE OF PROCESS WITH RESPECT TO ALL COURTS IN AND OF THE COMMONWEALTH OF MASSACHUSETTS MAY BE MADE BY REGISTERED MAIL TO IT AT ITS ADDRESS DETERMINED PURSUANT TO THE IMMEDIATELY PRECEDING PARAGRAPH.

THIS LETTER AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS WHICH TOGETHER SHALL CONSTITUTE ONE INSTRUMENT AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC SUBSTANTIVE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER STATE, AND SHALL BIND AND INURE TO THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.

THE COMPANY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS LETTER AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS.

This letter agreement sets forth the entire understanding of the parties hereto with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement. The invalidity or unenforceability of any one or more sections of this letter agreement shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this letter agreement shall be equally applicable to the singular and plural forms of the terms defined.

This letter agreement may be executed in any number of counterparts, and all such counterparts shall together constitute but one instrument. In making proof of this letter agreement it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought. Any signature delivered by a party by facsimile transmission or other electronic method of transmission (including without limitation in “pdf” format) shall be deemed to be an original signature hereto.

[Signature page follows]

Sincerely yours,

WOODSIDE CAPITAL PARTNERS V, LLC By: Woodside Opportunity Partners II, LLC, its Manager By: Woodside Capital Management, LLC, its Manager

By: /s/David Ray Name: David Ray Title: Executive Vice President

WOODSIDE CAPITAL PARTNERS V QP, LLC By: Woodside Opportunity Partners II, LLC, its Manager By: Woodside Capital Management, LLC, its Manager

By: /s/David Ray Name: David Ray Title: Executive Vice President

Acknowledged and Agreed:

NATIONAL INVESTMENT MANAGERS INC.

By: /s/Steven Ross
Name: Steven Ross
Title: CEO

WOODSIDE CAPITAL PARTNERS IV, LLC

By: Woodside Opportunity Partners, LLC, its Manager
By: Woodside Capital Management, LLC, its Manager

By:/s/David Ray
Name: David Ray
Title: Executive Vice President

WOODSIDE CAPITAL PARTNERS IV QP, LLC

By:    Woodside Opportunity Partners, LLC, its Manager
By:   Woodside Capital Management, LLC, its Manager

By:/s/David Ray
Name: David Ray
Title: Executive Vice President

WOODSIDE AGENCY SERVICES, LLC, as Collateral Agent

By: Woodside Capital Management, LLC, its Manager

By:/s/David Ray
Name: David Ray
Title: Executive Vice President